Exhibit 10.132

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT (this “Indemnity Agreement”) made as of the    day of          , 20   by and among Rockpoint Growth and Income Real Estate Fund II, L.P., a Delaware limited partnership (“Indemnitor”); Mack-Cali Realty Corporation, a Maryland corporation (“MCRC”); Mack-Cali Realty, L.P., a Delaware limited partnership (“MCRLP”); Mack-Cali Property Trust, a Maryland real estate investment trust (“MCPT”); Roseland Residential Trust, a Maryland real estate investment trust (“RRT”); and [Mack-Cali Purchaser] (the “Purchaser”, and together with MCRC, MCRLP, MCPT and RRT, the “Indemnitees” and each, individually, an “Indemnitee”).  Each of the Indemnitor and the Indemnitees is referred to herein individually as a “Party”, and collectively, as “Parties.”

W I T N E S S E T H:

WHEREAS, RRT, RPIIA-RLA, L.L.C., a Delaware limited liability company that has elected to be treated as a real estate investment trust for U.S. federal income tax purposes (“REIT I”), RPIIA-RLB, L.L.C., a Delaware limited liability company, and MCRLP have entered into that certain Second Amended and Restated Limited Partnership Agreement of Roseland Residential, L.P. (the “Partnership”), dated as of March     , 2017 (such agreement, including any subsequent amendments thereto, the “LP Agreement”); and

WHEREAS, the Indemnitor is an affiliate of REIT I and of Rockpoint Growth and Income Upper REIT II-A, L.L.C., a Delaware limited liability company that has elected to be treated as a real estate investment trust for U.S. federal income tax purposes and that is an owner of common equity in REIT I (“REIT II”; each of REIT I and REIT II are referred to herein as a “REIT” and together, the “REITs”); and

WHEREAS, as contemplated in Section 13(f)(iii) of the LP Agreement, Purchaser shall acquire one hundred percent (100%) of the outstanding common equity interests of each REIT (with the sole exception of the common equity interests of REIT I owned by REIT II) (collectively, the “REIT Interests”), from the owners thereof (each owner individually a “Seller” and such owners, collectively, the “Sellers”); and

WHEREAS, as a material inducement to Purchaser’s acquiring the REIT Interests (it being recognized and agreed by the Parties that Purchaser would not otherwise acquire the REIT Interests but for Indemnitor’s entering into this Indemnity Agreement), the Indemnitor agrees to indemnify the Indemnitees as provided herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and agreements of the Parties herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Indemnitor and the Indemnitees hereby agree as follows:

1.             Indemnity.  Except as otherwise set forth herein (including but not limited to Sections 3(h), 3(i) and 3(j)), Indemnitor shall indemnify and hold harmless each of the Indemnitees, together with the officers, directors, employees, affiliates, successors and permitted assigns of the Indemnitees (collectively, the “Indemnitee Parties” and each, individually, an “Indemnitee Party”), in the event, and to the extent, that any of them shall incur any damage, loss, liability, claim, action, judgment, settlement, interest, award, penalty, fine, cost, U.S. tax, or other expense of any type or kind solely as a result of the failure of any of the specified matters (the “Specified Matters”) set forth in Section 2 of this Indemnity Agreement to be true and correct in any material respect as of the date of this Indemnity Agreement (a “Loss”), provided that indemnification in the event of a Loss that is a result of a failure of a Specified Matter set forth in Section 2(e) to be true and correct (i) shall be limited to U.S. taxes, interest, penalties, additions to tax, contest costs, and other reasonable professional fees and expenses and (ii) shall be paid by the Indemnitor on an after-tax basis, and provided further that indemnification for Losses shall not include (A) any incidental, consequential, special and indirect damages except to the extent such damages are actually incurred and were reasonably foreseeable, and (B) any punitive damages and damages based on any multiple of revenue or income unless, and only to the extent, actually awarded by a governmental authority or other third party.

2.             Specified Matters.  The Specified Matters referred to in Section 1 are as follows:

(a)           Each REIT is a limited liability company duly organized, validly existing and in good standing under the Delaware Limited Liability Company Act, as amended.  Indemnitor has all necessary limited partnership power and authority to enter into this Indemnity Agreement and to carry out its obligations hereunder.  Indemnitor is a limited partnership duly organized, validly existing and in good standing under the Delaware Revised Uniform Limited Partnership Act, as amended.  Indemnitor has all necessary right, power and authority to enter into this Indemnity Agreement, and to carry out its obligations hereunder.  Each Seller has all necessary right, power and authority to effectuate the sale of its interest in the REIT Interests to Purchaser.  The execution and delivery by Indemnitor of this Indemnity Agreement, the performance by Indemnitor of its obligations hereunder and the consummation by each Seller of the sale of its interest in the REIT Interests contemplated hereby have been duly authorized by all requisite actions on the part of Indemnitor and Seller, as applicable.  This Indemnity Agreement has been duly executed and delivered by the Indemnitor and constitutes a legal, valid and binding obligation thereof, enforceable against Indemnitor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Each person signing this Indemnity Agreement on behalf of Indemnitor is authorized to do so.

(b)           The execution, delivery and performance by Indemnitor of this Indemnity Agreement, and the consummation of the transactions contemplated hereby, does not and will not: (1) result in a violation or breach of any provision of the limited partnership agreement, certificate of incorporation, bylaws, certificate of formation, operating agreement, and/or any other formation, organizational or governing document, as applicable, of Indemnitor, any Seller, or either REIT; (2) result in a violation or breach of any provision of any law or governmental order applicable to Indemnitor, any Seller, or either REIT; or (3) require the consent, notice or other action by any person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Indemnitor, any Seller, or either REIT is a party, except in the cases of this clause (3) or clause (2) above, where the violation, breach, conflict, default, acceleration or failure to give notice, obtain consent or take other action would not have a material adverse effect on such Indemnitor’s, Seller’s, or REIT’s ability to consummate the transactions contemplated hereby, and except, in the case of clause (3) above, for any consents, notices or actions that have been or will be duly and timely obtained, given or taken as required. No consent, approval, permit, governmental order, declaration or filing with, or notice to any governmental authority is required by or with respect to Indemnitor in connection with the execution and delivery of this Indemnity Agreement and the consummation of the transactions contemplated hereby other than any that have been or will be duly and timely obtained, received, made or filed as required.

(c)           Each Seller has exclusive legal title to, is the sole owner of, and has the unrestricted power, right and authority to sell, convey, transfer, assign and deliver its interest in the REIT Interests free and clear of all encumbrances of any kind or nature.  Following the acquisition by Purchaser of the REIT Interests as contemplated herein and in the LP Agreement, Purchaser shall have legal title to, and shall be the exclusive legal and equitable owner of, the REIT Interests free and clear of all encumbrances of any kind or nature (other than any encumbrances arising from acts of the Purchaser or any other Indemnitee).

(d)           Other than as expressly set forth in the Transaction Documents (as defined in the LP Agreement), as of the date hereof, each REIT has (i) no material indebtedness or other material liabilities including material contingent liabilities, and (ii) in the case of REIT I, no material assets other than ownership of    Class A Preferred Partnership Units (as defined in the LP Agreement) in the Partnership and, in the case of REIT II, ownership of an interest in REIT I (it being understood that any obligation to return or restore an amount pursuant to Section 9(d) of the LP Agreement shall not be a Specified Matter giving rise to indemnity under this Agreement).

(e)           Except as may result from (i) an action expressly permitted in the Transaction Documents, or (ii) any action taken by or at the written request of Indemnitees or their affiliates, each REIT (A) has never been classified as an association taxable as a corporation (other than a corporation that has elected to be treated as a real estate investment trust within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”)) for U.S. federal income tax purposes, (B) was eligible to make and timely made an election to be taxed as a real estate investment trust within the meaning of the Code, (C) other than during any period in which it was a disregarded entity or partnership for U.S. federal income tax purposes, for each year of its existence, beginning with its first taxable year, has qualified as a real estate investment trust within the meaning of the Code, (D) has operated in such a manner as to qualify as a real estate investment trust within the meaning of the Code for each such year and through the effective date of the applicable Seller’s sale of its interest in the REIT Interests to Purchaser as contemplated herein and in the LP Agreement, and (E) has not taken, omitted to take, or permitted or suffered to be taken any action which would cause such REIT to fail to qualify as a real estate investment trust within the meaning of the Code.

(f)            Each of Indemnitor, each Seller, and each REIT has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (v) admitted in writing to outside third parties (which, for the avoidance of doubt, shall not be deemed to include internal communications or  privileged or confidential communications with counsel, accountants, financial advisors or other consultants, advisors, representatives or agents of any of the Indemnitor, any Seller or any REIT or similar parties acting for or on behalf of the Indemnitor or any Seller or REIT) its inability to pay its debts generally as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(g)           There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, notice of violations, proceedings, litigations, tax audits, citations, summons, subpoenas or investigations of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity (each, an “Action”) pending or, to Seller’s knowledge, threatened in writing against Indemnitor, any Seller, or either REIT (or an affiliate of Indemnitor, any Seller, or either REIT) that would have a material adverse effect on either REIT, on Indemnitor’s ability to satisfy its obligations pursuant to this Indemnity Agreement, or on any Seller’s ability to sell its interest in the REIT Interests as contemplated herein and in the LP Agreement.  To the knowledge of Indemnitor, no event has occurred and no circumstances exist that would be reasonably likely to give rise to, or serve as a basis for, any such Action.  There are no outstanding governmental orders and no unsatisfied judgments, penalties or awards against or adversely affecting either REIT or that would otherwise prevent Indemnitor from being able to perform its obligations under this Indemnity Agreement or prevent any Seller from being able to sell its interest in the REIT Interests to Purchaser.

3.             Contests.

(a)           If the Purchaser, any other Indemnitee or any affiliate thereof receives any written notice of a pending or threatened audit, investigation, inquiry, assessment, proposed adjustment, notice of deficiency, litigation, contest or other dispute that could result in a Loss for which the Indemnitor is obligated to indemnify an Indemnitee under this Indemnity Agreement (a “Claim”), the Purchaser agrees promptly to notify the Indemnitor in writing of such Claim.

(b)           Upon written notice from the Indemnitor to the Purchaser within fifteen (15) days after receipt by Indemnitor of the notice referred to in Section 3(a), the Indemnitor or its designee shall have the sole right to represent the REITs in the applicable Claim at the expense of the Indemnitor, with counsel selected by the Indemnitor and in the forum selected by the Indemnitor; provided that in the case of a Claim in respect of Section 2(e), the Indemnitor or its designee shall be entitled so to represent the REITs only in a controversy with the Internal Revenue Service (the “IRS”) for a taxable period ending on or before or that includes the date of Purchaser’s acquisition of the REIT Interests pursuant to the LP Agreement (the “Purchase Date”); provided that the Purchaser or its designee shall be entitled to assume such representation if upon the Purchaser’s request the Indemnitor is not able to demonstrate to the Purchaser’s reasonable satisfaction that the Indemnitor has the financial capability to satisfy its obligations hereunder with respect to the applicable Claim.  Notwithstanding the foregoing, the Indemnitor shall not be entitled to settle any controversy so conducted by the Indemnitor without the prior written consent of the Purchaser (not unreasonably to be withheld, delayed or conditioned) if such settlement could (i) adversely affect the tax status or liability of either REIT, any Indemnitee or any affiliate thereof for any taxable period commencing on or after or that includes the Purchase Date or (ii) reasonably be expected to result in a Loss to an Indemnitee for which such Indemnitee would not be indemnified under this Indemnity Agreement.

(c)           The Purchaser or its designee shall contest any Claim not contested by the Indemnitor or its designee pursuant to Section 3(b), in good faith at the expense of the Indemnitor (such expenses, including reasonable legal, accounting and investigatory fees and costs, to be paid currently by the Indemnitor), with counsel selected by the Purchaser and in the forum selected by the Purchaser upon written request therefor from  the Indemnitor to the Purchaser within thirty (30) days after receipt by the Indemnitor of the notice referred to in Section 3(a) accompanied by proof reasonably satisfactory to the Purchaser that the Indemnitor has the financial capability to satisfy its obligations hereunder with respect to the applicable Claim along with an opinion in form and substance reasonably satisfactory to Purchaser of independent tax counsel or accountants of recognized standing reasonably satisfactory to the Purchaser to the effect that there is substantial authority for the position that the Purchaser seeks to take in the contest of such Claim, provided that (i) the Purchaser shall not be required to pursue any appeal of a judicial decision under this Section 3(c) unless timely so requested in writing by Indemnitor and shall not be obligated to contest any Claim in the U. S. Supreme Court, and (ii) the Indemnitor shall advance to the Purchaser on an interest free basis sufficient funds to pay the applicable tax, interest, penalties and additions to tax to the extent necessary for the contest to proceed in the forum selected by the Purchaser.  The Purchaser shall have the sole right to represent the REITs in any controversy with the IRS that does not constitute a Claim or that is solely with respect to taxable periods beginning after the Purchase Date and to employ counsel of its choice at its expense.  The Purchaser shall (except to the extent provided in Section 3(d)) have full control over the conduct of any contest under this Section 3(c) but shall keep the Indemnitor informed as to the progress of such contest, shall provide the Indemnitor with all documents and information related to such contest reasonably requested in writing by the Indemnitor (other than tax returns (except for (i) separate company tax returns of either or both REITS or (ii) portions of tax returns that include but are not limited to either or both REITS or information therefrom compiled by the Purchaser) and other confidential information), and shall consider in good faith any suggestions made by the Indemnitor as to the conduct of such contest.  Neither the Purchaser nor any REIT or any Indemnitee shall waive or extend the statute of limitations with respect to any taxable year of either REIT ending on or before or that includes the Purchase Date without the prior written consent of the Indemnitor (not unreasonably to be withheld, delayed or conditioned).

(d)           Purchaser shall advise Indemnitor in writing of any settlement offer made by the IRS with respect to a controversy being contested pursuant to Section 3(c).  Purchaser shall not be entitled to settle or compromise, either administratively or after the commencement of litigation, any controversy conducted by it pursuant to Section 3(c) without the prior written consent of the Indemnitor (not unreasonably to be withheld, delayed or conditioned) if such settlement or compromise (i) would give rise to an obligation of Indemnitor to indemnify an Indemnitee under this Indemnity Agreement (unless Purchaser waives payment of such indemnity) or (ii) could adversely affect the liability of Indemnitor or any direct or indirect owner of Indemnitor for taxes.  If the Indemnitor requests in writing that the Purchaser accept a settlement or compromise offer (other than a settlement or compromise offer that would adversely affect the status of any Indemnitee or any affiliate (other than the REITs) as a real estate investment trust for Federal income tax purposes or a settlement or compromise offer conditioned upon agreement with respect to any matter not indemnified against by Indemnitor under this Indemnity Agreement), the Purchaser shall either accept such settlement offer or agree with the Indemnitor that the liability of the Indemnitor with respect to such Claim under this Indemnity Agreement shall be limited to an amount calculated on the basis of such settlement offer.

(e)           Indemnitor shall pay any indemnity amount due under this Indemnity Agreement in respect of a Claim that is contested as set forth in Section 3(b) or 3(c), and Purchaser shall refund to Indemnitor any amount advanced by Indemnitor pursuant to clause (ii) of the proviso to the first sentence of Section 3(c) in excess of the portion thereof due to Purchaser under this Indemnity Agreement, within fifteen (15) Business Days (as defined in the LP Agreement) after the earlier of (i) a decision, judgment, decree or other order by any court of competent jurisdiction which has become final and is not appealed pursuant to this Indemnity Agreement, or (ii) entry into a closing agreement or other settlement agreement or compromise in connection with an administrative or judicial proceeding. Indemnitor shall pay any indemnity amount due under this Indemnity Agreement in respect of a Claim other than a Claim that is contested as set forth in Section 3(b) or 3(c) within fifteen (15) Business Days (as defined in the LP Agreement) after written demand therefor by the Purchaser accompanied by reasonable evidence of the liability for and amount of the indemnity. Late payments shall bear interest at the rate of eighteen percent (18%) per annum compounded monthly (or if less, the highest rate allowed by law).

(f)            Except as provided above, the Purchaser and the other Indemnitees shall have full control over any decisions in respect of contesting or not contesting any tax matter and may pursue or not pursue administrative and/or judicial remedies and conduct any contest in any manner as they may determine, in each case in their sole and absolute discretion.

(g)           The Parties shall use commercially reasonable efforts to mitigate any Loss, including by availing the REITs at the expense of the Indemnitor of the mitigation provisions available to real estate investment trusts under the Code.

(h)           Notwithstanding anything herein to the contrary, under no circumstances shall the Indemnitor be liable for any Loss:  (i) incurred by any Person (as defined in the LP Agreement) other than the REITs  after the earlier of (A) the day immediately prior to the final day of the calendar quarter that includes the Purchase Date or (B) the last day of the tax year of the REITs that includes the Purchase Date (regardless of when during the Survival Period such taxes are assessed by the IRS) (it being understood that any tax arising from a failure to comply with Section 856(c)(4) of the Code in any quarter is incurred no sooner than the last day of the applicable quarter); or (ii) incurred by either or both of the REITs that results from a transaction (including a transaction deemed to occur for income tax purposes) that occurs after the date which is six (6) months following the Purchase Date (regardless of when during the Survival Period such taxes are assessed by the IRS); provided, however, that Indemnitor’s liability for any Loss  relating to taxes shall be determined by reference to, and shall not exceed, the RP REITs’ Tax Liability Limitation (as hereinafter defined).  For purposes of this Agreement, the  term “RP REITs’ Tax Liability Limitation” shall mean the tax liabilities of the REITs that would have resulted had REIT I sold its assets on the Purchase Date for the value used to determine the Purchase Payments (as defined in the LP Agreement) under the LP Agreement (such maximum tax liabilities to be determined (x) for the sake of clarity, taking into account any additional tax arising from such sale resulting from the actual failure of a REIT to qualify as a real estate investment trust within the meaning of Section 856 of the Code on or prior to the Purchase Date, and (y) without giving effect to any items of deduction or credits unrelated to such deemed sales that such REITs would have had available to reduce their tax liabilities resulting from such sales).

(i) Notwithstanding anything contained herein to the contrary, no Specified Matter shall be treated as failing to be true and correct, and therefore no such Specified Matter shall be the basis for indemnification under this Indemnity Agreement, to the extent any failure of such Specified Matter to be true and correct is the result of a breach by the Partnership or any Indemnitee of any representation or covenant in any Transaction Document, including any failure by the Partnership to operate in accordance with the REIT Requirements (as defined in the LP Agreement), or as a result of any Event of Default (as defined in the LP Agreement).

(j)                                    The amount for which Indemnitor is otherwise liable hereunder shall be reduced by reason of any liability that it would not have incurred but for an Event of Default having occurred.

4.                                      Entire Agreement.  This Indemnity Agreement constitutes the entire understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreement or understanding among the Parties with respect to the subject matter hereof.

5.                                      Governing Law; Submission to Jurisdiction; Waiver of Trial by Jury.  The validity, interpretation and enforcement of this Indemnity Agreement shall be governed by the laws of the State of New York without regard to its principles of conflicts of law.  Each Party hereby submits to the exclusive jurisdiction of any United States Federal court sitting in New York County or New York State Court located in New York County in any action or proceeding arising out of or relating to this Indemnity Agreement.  EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, A TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS INDEMNITY AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

6.                                      Amendments.  This Indemnity Agreement shall not be modified, altered, supplemented or amended, except pursuant to a written agreement executed and delivered by all of the Parties.

7.                                      Notices.  Any notice, demand or request may be given in writing by email transmission to the Party for whom it is intended, or (a) by registered or certified mail (return receipt requested and postage prepaid), (b) by a nationally recognized overnight courier providing for signed receipt of delivery, or (c) by facsimile, with delivery confirmed by the sender and followed by copy sent by nationally recognized overnight courier providing for signed receipt of delivery, in each case at the following address, or such other address as may be designated in writing by notice given in accordance with this Section 7:

If to any Indemnitee:	c/o Roseland Residential Trust
210 Hudson Street, Suite 400
Jersey City, NJ 07311
Facsimile:(732) 590-1009
E-mail: Baron@Roselandres.com
Attention: Ivan Baron, Chief Legal Officer

with a copy to:	Mack-Cali Realty Corporation
Harborside 3
210 Hudson Street, Suite 400
Jersey City, NJ 07311
Facsimile: (732) 205-9015
Email:gwagner@mack-cali.com
Attention: Gary Wagner
General Counsel and Secretary

with a copy to:	Seyfarth Shaw LLP
620 Eighth Avenue
New York, NY 10018
Facsimile: (212) 218-5526
E-mail: jnapoli@seyfarth.com
bhornick@seyfarth.com
Attention: John P. Napoli
Blake Hornick

If to Indemnitor:	Rockpoint Growth and Income Real
Estate Fund II
500 Boylston Street
Boston, MA 02116
Facsimile: (617) 437-7011
E-mail: pboney@rockpointgroup.com jgoldman@rockpointgroup.com
Attention: Paisley Boney
Joseph Goldman
and
Rockpoint Growth and Income Real
Estate Fund II
Woodlawn Hall at Old Parkland
3953 Maple Avenue, Suite 300
Dallas, TX 75219
Facsimile: (972) 934-8836
E-mail: rhoyl@rockpointgroup.com
Attention: Ron Hoyl

with a copy to:	Gibson, Dunn & Crutcher LLP
2029 Century Park East, Suite 4000
Los Angeles, CA 90067
Facsimile: (213) 229-6638
E-mail: jsharf@gibsondunn.com
gpollner@gibsondunn.com
Attention: Jesse Sharf
Glenn R. Pollner

All notices (i) shall be deemed to have been delivered on the date that the same shall have been actually delivered in accordance with the provisions of this Section 7 and (ii) may be delivered either by a Party or by such Party’s attorneys.  Any Party may, from time to time, specify as its address for purposes of this Indemnity Agreement any other address upon the giving of ten (10) days’ written notice thereof to the other Parties.

8.                                      Term.  The term of this Indemnity Agreement shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days (the “Survival Period”).

9.                                      Counterparts.  This Indemnity Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.  Delivery of such counterpart signature pages may be effectuated by email pursuant to Section 7.

10.                               Severability.  If any provision of this Indemnity Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Indemnity Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Indemnity Agreement, and the remaining provisions of this Indemnity Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Indemnity Agreement, unless such continued effectiveness of this Indemnity Agreement, as modified, would be contrary to the basic understandings and intentions of the Parties as expressed herein.

11.                               Recitals.  The recitals and introductory paragraphs hereof are a part hereof, form a basis for this Indemnity Agreement and shall be considered prima facie evidence of the facts and documents referred to therein.

12.                               Third Party Beneficiaries.  None of the provisions of this Indemnity Agreement shall be for the benefit of or enforceable by any person not a party hereto, provided, however, that notwithstanding the foregoing, those Indemnitee Parties who are not parties to this Indemnity Agreement are third party beneficiaries hereof, it being agreed to and understood that such Indemnitee Parties shall have the right to be indemnified by Indemnitor pursuant to the terms of this Indemnity Agreement (and shall have the right to enforce this Indemnity Agreement against Indemnitor) as if such Indemnitee Parties were parties hereto.

13.                               Successors and Assigns.  This Indemnity Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and permitted assigns, provided, however, that Indemnitor shall not be entitled to assign its obligations pursuant to this Indemnity Agreement without the express written consent of the Indemnitees (which consent shall not be unreasonably withheld).

14.                               Sole Remedy.  Notwithstanding anything to the contrary in this Indemnity Agreement, the indemnification provided for in this Indemnity Agreement shall be the sole and exclusive remedy of the Purchaser for the failure of any of the Specified Matters set forth in Section 2 to be true and correct in any material respect as of the date of this Indemnity Agreement or with respect to any other matter with respect to which indemnification of the Purchaser is contemplated by this Indemnity Agreement.  For the avoidance of doubt, the failure of any of the Specified Matters set forth in Section 2 to be true and correct at any time shall not relieve the Purchaser from its obligation to purchase the Put/Call Interests (as defined in the LP Agreement) from Rockpoint Preferred Holders (as defined in the LP Agreement) at any time such purchase is required pursuant to the terms of the LP Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK;

SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have duly executed this Indemnity Agreement as of the date first written above.

INDEMNITOR:

ROCKPOINT GROWTH AND INCOME FUND II

By
Name:
Title:

INDEMNITEES:

MACK-CALI REALTY CORPORATION

By
Name:
Title:

MACK-CALI REALTY, L.P.

By
Name:
Title:

[PURCHASER]

By
Name:
Title:

MACK-CALI PROPERTY TRUST

By
Name:
Title:

1

ROSELAND RESIDENTIAL TRUST

By
Name:
Title:

2